Exhibit 11(a)

MFS® INVESTMENT MANAGEMENT
111 Huntington Avenue, Boston, Massachusetts 02199
617-954-5000

Christopher R. Bohane

Deputy General Counsel

MFS Investment Management

111 Huntington Avenue

Boston, MA 02199-7618

January 27, 2026

MFS Municipal Income Trust

Ladies and Gentlemen:

I have acted as counsel to the MFS Municipal Income Trust (the “Trust”), a Massachusetts business trust, in connection with the Trust’s Registration Statement on Form N-14 (File No. 333-292203) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (the “Registration Statement”) with respect to the registration of Shares of Beneficial Interest (no par value) (the “Shares”) of the Trust to be issued pursuant to (i) an Agreement and Plan of Reorganization by and between the Trust and MFS High Income Municipal Trust, (ii) an Agreement and Plan of Reorganization by and between the Trust and MFS High Yield Municipal Trust, (iii) an Agreement and Plan of Reorganization by and between the Trust and MFS Investment Grade Municipal Trust, and (iv) an Agreement and Plan of Reorganization by and between the Trust and abrdn National Municipal Income Fund (collectively, the “Plans”). Capitalized terms used in this opinion, unless otherwise defined, have the meanings specified in the Plans.

In connection with this opinion, I have examined the following documents:

(a)	the Registration Statement and all exhibits thereto;

(b)	the Plans;

(c)	copies of the Trust’s Amended and Restated Declaration of Trust, dated December 16, 2004, as amended May 2, 2016 (“Declaration of Trust”) and of all amendments thereto on file in the office of the Secretary of State of the Commonwealth of Massachusetts; and

(d)	the Trust’s Amended and Restated By-Laws, dated December 18, 2007, as revised July 19, 2019 (the “By-Laws”) and of all amendments thereto;

(e)	Certain votes of the Board of Trustees of the Trust and minutes of the meetings.

In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of such individual executing any document. I have also assumed, for the purposes of this opinion, that the Plans, each in substantially the form reviewed by me, are duly delivered by the parties thereto and that all of the conditions set forth in “Information About the Reorganizations” in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than state securities or “Blue Sky” laws, as to which I express no opinion) and the United States of America as applied by courts in such Commonwealth.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Trust is an unincorporated voluntary association validly existing and in good standing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly known as a Massachusetts business trust) and has the trust power to execute, deliver and perform its obligations under the Plans;

2. The Shares as provided for by the Plans are duly authorized and upon such delivery will be validly issued and will be fully paid and, except as described in the Registration Statement, non-assessable by the Trust and no shareholder of the Trust has any preemptive right to subscription or purchase in respect thereof;

A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Plans are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Plans.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/CHRISTOPHER R. BOHANE
Christopher R. Bohane
Deputy General Counsel
MFS Investment Management